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                                                                    Exhibit 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports dated June 15, 1998 on our audits of certain assets and liabilities of Preferred Entertainment, Inc. as of December 31, 1997 and 1996 and the statements of related revenues and expenses for the years ended December 31, 1997 and 1996 (and to all references to our Firm) included in this registration statement on Form S-4 of OnePoint Communications Corp. It should be noted that we have not audited any financial statements of Preferred Entertainment, Inc. subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our reports.

                                                /s/ Arthur Andersen LLP


Stamford, Connecticut
August 4, 1999